UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

April 9, 2010

____________________________

FOREX365, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

0-53436 (Commission File Number)		84-0290243 (IRS Employer Identification No.)

Quastisky Building P.O. BOX 4389 Road Town, Tortola British Virgin Islands (Address of Principal Executive Offices and zip code)

86-10-8493-8811
(Registrant’s telephone

number, including area code)

190 Lakeview Way
Vero Beach, FL 32963
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
Item 5.01	Changes in Control of Registrant.
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 25, 2010, Mr. Kevin R. Keating (“Keating”), Lionsridge Capital, LLC, an Illinois limited liability company (“LC”), Garisch Financial, Inc., an Illinois corporation (“GFI”) and Capital Soldier Limited, a corporation organized in the British Virgin Islands, (the “Purchaser”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which (1) Keating, LC, Laurus and GFI (collectively, the “Sellers”) would sell to the Purchaser, and the Purchaser would purchase from the Sellers, an aggregate of 23,830,000 shares of the Registrant’s common stock (the “Shares”), which Shares represent 95.87% of the issued and outstanding shares of the Registrant’s common stock, (2) the Sellers would assign to the Purchaser the Sellers’ registration rights under existing agreements with the Registrant, (3) each Seller and the Registrant would release each other from all existing claims (other than claims pursuant to the indemnification provisions contained in the Purchase Agreement) and (4) Keating and LC would indemnify the Purchaser and the Registrant from liabilities arising out of any breach of any representation, warranty, covenant or obligation of Keating and LC, for a period of six months from the Closing, up to a maximum amount for Keating and LC of $100,000 and $50,000, respectively.  The aggregate purchase price for the Shares was $295,330, or approximately $0.0124 per share.  In connection with the Purchase Agreement, the Purchaser also agreed to assume, and to pay at the closing of the transactions under the Purchase Agreement (“Closing”), certain obligations of the Registrant in an aggregate amount of $44,670 (including $25,000 owed to Keating Investments, LLC as a consulting fee for services rendered to the Registrant in connection with the transactions contemplated under the Purchase Agreement) (“Assumed Obligations”).  The Closing occurred on April 9, 2010.  The Purchaser paid the aggregate purchase price for the Shares with its own funds.  There are no arrangements or understandings among members of both the former and new control groups and their associates with respect to election of directors or other matters.

At the Closing, Keating resigned as the Registrant’s sole director, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer, and Mr. Cui Xiaowei, age 28, was elected as the Registrant’s sole director, President, Chief Financial Officer and Secretary, to serve in such capacities until his successors are duly elected and qualified.  Mr. Cui Xiaowei, is the principal shareholder, the President and a director of the Purchaser.  He has been the President and a director of the Purchaser since February 2010.  From 2009 to the present, Cui Xiaowei has been studying political economics in Nanjing, but he has not earned any college degrees.  From December 2000 to November 2008, Cui Xiaowei served in the Chinese Army.

Immediately following the Closing, the beneficial ownership of the Registrant’s common stock for (i) persons who beneficially own more than 5%; (ii) persons who are directors and executive officers; and (iii) all directors and executive officers a group, was as follows:

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class

Directors and Executive Officers

Cui Xiaowei (1) Quastisky Building P.O. Box 4389 Road Town, Tortola British Virgin Islands	23,830,000	95.87%

All Directors and Executive Officers as a Group (1 individual)	23,830,000	95.87%

5% Stockholders

Capital Soldier Limited c/o Cui Xiaowei, Director and President Quastisky Building P.O. Box 4389 Road Town, Tortola British Virgin Islands	23,830,000	95.87%

Cui Xiaowei (1) Quastisky Building P.O. Box 4389 Road Town, Tortola British Virgin Islands	23,830,000	95.87%

(1)  Cui Xiaowei is the President and a director of the Purchaser and has voting and investment control over the securities owned by the Purchaser.  Therefore, Cui Xiaowei may be deemed a beneficial owner of the 23,830,000 shares of common stock owned by the Purchaser.

At the Closing and in connection therewith, the Registrant’s Agreement with Vero Management, LLC (“Vero”) was terminated.  Vero was previously engaged by the Registrant to provide managerial and administrative services.  Keating is the manager of Vero.  As of the Closing, the Registrant had remaining obligations to Vero of approximately $45,000, which amount was waived by Vero as a condition of the Closing and Vero released the Registrant from any of its obligations under such agreement.

At the Closing and in connection therewith, the Registrant paid Keating Investments, LLC, an affiliate of Keating, a fee of $25,000 for consulting services provided to the Registrant in connection with transactions contemplated by the Purchase Agreement.

In addition, at the Closing and in connection therewith, the Registrant’s Consulting Agreement with GFI was terminated.  GFI was previously engaged by the Registrant to provide financial and administrative services.  As a condition of the Closing, GFI released the Registrant from any of its obligations under such agreement.

At the Closing and in connection therewith, the Registrant paid LC $6,195 pursuant to a Certain Revolving Loan Agreement by and between Forex365, Inc. and Lionsridge Capital, LLC dated January 9, 2009, as amended June 30, 2009.  All advances and accrued interest under the revolving loan agreement was due and payable upon a change of control of Forex365, Inc.

At the Closing and in connection therewith, the Registrant paid Vero $13,425 pursuant to a Certain Revolving Loan Agreement by and between Forex365, Inc. and Vero Management, L.L.C. dated January 9, 2009, as amended June 30, 2009.  All advances and accrued interest under the revolving loan agreement was due and payable upon a change of control of Forex365, Inc.

The disclosures required by Item 5.01(a)(8) not explicitly included in this Form 8-K are incorporated herein by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-53436) filed with the Securities and Exchange Commission on August 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forex365, Inc.

Date: April 15, 2010	By:	/s/ Cui Xiaowei
Cui Xiaowei
President